Exhibit 1.1
NEWMONT MINING CORPORATION
30,000,000 Shares of Common Stock, par value $1.60 per share
Underwriting Agreement
January 28, 2009
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
As Representatives of the
     several Underwriters listed
     in Schedule 1 hereto
Citigroup Global Markets Canada Inc.
J.P. Morgan Securities Canada Inc.
BMO Nesbitt Burns Inc.
As Sub-Underwriters
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
and
c/o J.P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172
Ladies and Gentlemen:
     Newmont Mining Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the several Underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), an aggregate of 30,000,000 shares (the “Underwritten Shares”) and, at the option of the Underwriters, up to an additional 4,500,000 shares (the “Option Shares”) of common stock, par value $1.60 per share, of the Company. The Underwritten Shares and the Option Shares are herein referred to as the “Shares”. The shares of common stock of the Company to be outstanding after giving effect to the sale of the Shares are referred to herein as the “Stock”.
     The Company hereby confirms its agreement with the several Underwriters concerning the purchase and sale of the Shares, as follows:
     1. Registration Statement. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), a registration statement on Form S-3ASR (File No. 333-146720), including a prospectus, relating to the Shares. Such registration statement, as amended at the time it became effective, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Securities Act to be part of the registration statement at the time of its effectiveness (“Rule 430 Information”), is referred to herein as the “Registration Statement”; and as used herein, the term “Preliminary Prospectus” means each prospectus included in such registration statement (and any amendments thereto) before effectiveness, any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Registration Statement at the time of its effectiveness that omits Rule 430 Information, and the term “Prospectus” means the prospectus in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Securities Act) in connection with confirmation of sales of the Shares. If the Company has filed an abbreviated registration statement pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement. Any reference in this Agreement to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Prospectus, as the case may be, and any reference to “amend”, “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and the Prospectus.
     The Company has also filed the Registration Statement, and the related multi-jurisdictional disclosure system prospectus (the “Canadian Prospectus”), with securities regulatory authorities (the “Canadian Regulators”) in each of the Canadian provinces other than Quebec (the “Canadian Jurisdictions”), pursuant to and in accordance with the Canadian Securities Administrators’ National Instrument 71-101, The Multijurisdictional Disclosure System (the “MJDS Rule”), and has received a receipt from or on behalf of each of the Canadian Regulators. For the purposes of the representations in subsections 3(a), (b), (c), (d), (e) and (r) hereof, and the covenants and agreements in subsection 4(a) references to: (i) the “Prospectus” and/or the “Preliminary Prospectus” shall, where and as applicable, be deemed to include the Canadian Prospectus; (ii) the “Pricing Disclosure Package” shall, where and as applicable, be deemed to include the Canadian Supplement (as defined below); (iii) the “Commission” shall, where and as applicable, be deemed to include the Canadian Regulators; and (iv) the “Exchange Act” or the “Securities Act” shall, where and as applicable, be deemed to include the MJDS Rule, securities laws applicable in the Canadian Jurisdictions and/or the terms of any order(s) to which the Company is subject.
     At or prior to the Applicable Time (as defined below), the Company had prepared the following information (collectively, the “Pricing Disclosure Package”): a Preliminary Prospectus dated January 27, 2009 and each “free-writing prospectus” (as defined pursuant to Rule 405 under the Securities Act) listed on Annex D hereto, together with a form of supplement for filing in the Canadian Jurisdictions pursuant to the MJDS Rule (the “Canadian Supplement”).
     “Applicable Time” means 5:00 P.M., New York City time, on January 28, 2009.
     2. Purchase of the Shares by the Underwriters.
     (a) The Company agrees to issue and sell the Underwritten Shares to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective number of Underwritten Shares set forth opposite such Underwriter’s name in Schedule 1 hereto at a price per share (the “Purchase Price”) of $35.83.
     In addition, the Company agrees to issue and sell the Option Shares to the several Underwriters as provided in this Agreement, and the Underwriters, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase, severally and not jointly, from the Company the Option Shares at the Purchase Price less an amount per share equal to any dividends or distributions declared by the Company and payable on the Underwritten Shares but not payable on the Option Shares.
     If any Option Shares are to be purchased, the number of Option Shares to be purchased by each Underwriter shall be the number of Option Shares which bears the same ratio to the aggregate number of Option Shares being purchased as the number of Underwritten Shares set forth opposite the name of such Underwriter in Schedule 1 hereto (or such number increased as set forth in Section 10 hereof) bears to the aggregate number of Underwritten Shares being purchased from the Company by the several Underwriters, subject, however, to such adjustments to eliminate any fractional Shares as the Representatives in their sole discretion shall make.
     The Underwriters may exercise the option to purchase Option Shares at any time in whole, or from time to time in part, on or before the thirtieth day following the date of the Prospectus, by written notice from the Representatives to the Company. Such notice shall set forth the aggregate number of Option Shares as to which the option is being exercised and the date and time when the Option Shares are to be delivered and paid for, which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date or later than the tenth full business day (as hereinafter defined) after the date of such notice (unless such time and date are postponed in accordance with the provisions of Section 10 hereof). Any such notice shall be given at least two business days prior to the date and time of delivery specified therein.
     (b) The Company understands that the Underwriters intend to make a public offering of the Shares as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Shares on the terms set forth in the Prospectus. The Company acknowledges and agrees that the Underwriters may offer and sell Shares to or through any affiliate (as hereinafter defined) of an Underwriter.
     (c) Payment for the Shares shall be made by wire transfer in immediately available funds to the account specified by the Company to the Representatives in the case of the Underwritten Shares, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 10:00 A.M., New York City time, on February 3, 2009, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing or, in the case of the Option Shares, on the date and at the time and place specified by the Representatives in the written notice of the Underwriters’ election to purchase such Option Shares. The time and date of such payment for the Underwritten Shares is referred to herein as the “Closing Date”, and the time and date for such payment for the Option Shares, if other than the Closing Date, is herein referred to as the “Additional Closing Date”.
     Payment for the Shares to be purchased on the Closing Date or the Additional Closing Date, as the case may be, shall be made against delivery to the Representatives for the respective accounts of the several Underwriters of the Shares to be purchased on such date or the Additional Closing Date, as the case may be, with any transfer taxes payable in connection with the sale of such Shares duly paid by the Company. Delivery of the Shares shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives shall otherwise instruct. The certificates for the Shares will be made available for inspection and packaging by the Representatives at the office of DTC or its designated custodian not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date or the Additional Closing Date, as the case may be.
     (d) The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.
     (e) The Company understands that a portion of the Shares may be offered and sold in Canadian Jurisdictions by Citigroup Global Markets Canada Inc., J.P. Morgan Securities Canada Inc. and BMO Nesbitt Burns Inc. (the “Sub-Underwriters”), the Canadian broker-dealer affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and BMO Capital Markets Corp., respectively, pursuant to the Canadian Prospectus and the Canadian Supplement. The Sub-Underwriters, subject to the terms and conditions set forth herein, agree to use reasonable efforts to sell the Shares in the Canadian Jurisdictions. Any Shares sold by the Sub-Underwriters will be purchased by the Sub-Underwriters from Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and BMO Capital Markets Corp., as applicable, on the Closing Date or the Additional Closing Date, as the case may be, at a price equal to the public offering price per share less an amount to be mutually agreed upon by each Sub-Underwriter and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and BMO Capital Markets Corp., as applicable, which amount shall not be greater than the Public Offering Price per Share less the Underwriting Discount per Share, in each case as set forth in Annex E hereto.
     3. Representations and Warranties of the Company. The Company represents and warrants to each Underwriter that:
     (a) Preliminary Prospectus. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus included in the Pricing Disclosure Package, at the time of filing thereof, complied in all material respects with the Securities Act, and no Preliminary Prospectus, at the time of filing thereof, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in any Preliminary Prospectus, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.
     (b) Pricing Disclosure Package. The Pricing Disclosure Package as of the Applicable Time did not, and as of the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in such Pricing Disclosure Package, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.
     (c) Issuer Free Writing Prospectus. Other than the Registration Statement, the Preliminary Prospectus and the Prospectus, the Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, used, authorized, approved or referred to and will not prepare, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Shares (each such communication by the Company or its agents and representatives (other than a communication referred to in clause (i) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act or (ii) the documents listed on Annex D hereto, any electronic road show and any other written communications approved in writing in advance by the Representatives. Each such Issuer Free Writing Prospectus (w) complied in all material respects with the Securities Act, (x) has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby), (y) does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated by reference therein that has not be superseded or modified and (z) when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, did not, and as of the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus or Preliminary Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in such Issuer Free Writing Prospectus or Preliminary Prospectus, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.
     (d) Registration Statement and Prospectus. The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. No order suspending the effectiveness of the Registration Statement has been issued by the Commission, and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering of the Shares has been initiated or threatened by the Commission; as of the applicable effective date of the Registration Statement and any post-effective amendment thereto, the Registration Statement and any such post-effective amendment complied and will comply in all material respects with the Securities Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the date of the Prospectus and any amendment or supplement thereto and as of the Closing Date and as of the Additional Closing Date, as the case may be, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.
     (e) Incorporated Documents. The documents incorporated by reference in the Registration Statement, the Prospectus and the Pricing Disclosure Package, when they were filed with the Commission conformed in all material respects to the requirements of the Exchange Act, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Prospectus or the Pricing Disclosure Package, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (f) Financial Statements. The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly the information shown thereby.
     (g) No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, (i) there has not been any change in the capital stock (other than the issuance of shares of Common Stock upon exercise of stock options and warrants described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the Registration Statement, the Pricing Disclosure Package and the Prospectus), or increase in short-term debt or long-term debt of the Company and its subsidiaries taken as a whole (except as disclosed on Schedule 2 hereto), or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock (other than the regular quarterly dividend paid on December 29, 2008), or any material adverse change, or except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Company and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in or contemplated by the Registration Statement, the Pricing Disclosure Package and the Prospectus.
     (h) Organization and Good Standing. The Company and each of its Significant Subsidiaries (as set forth in Schedule 3 hereto, the “Significant Subsidiaries”) have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing (to the extent such concept exists in the jurisdiction in question) in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Effect”), and, other than the Significant Subsidiaries (which directly or indirectly own over 10% of the Company’s consolidated assets or derive over 10% of the Company’s consolidated revenues), there are no subsidiaries of the Company that directly own (i.e., other than through the ownership of equity interests of other subsidiaries of the Company) over 10% of the Company’s consolidated assets or directly derive (i.e., other than as a result of the ownership of equity interests of other subsidiaries of the Company) over 10% of the Company’s consolidated revenues.
     (i) Capitalization. The Company has an authorized capitalization as set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the heading “Capitalization”; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Pricing Disclosure Package and the Prospectus, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its Significant Subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such Significant Subsidiary (except, if any, such rights, warrants, options, instruments, contracts, commitments, agreements, understandings or arrangements in favor of the Company or its subsidiaries), or any such convertible or exchangeable securities or any such rights, warrants or options except for this Agreement; the capital stock of the Company conforms in all material respects to the description thereof contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus; and all the outstanding shares of capital stock or other equity interests of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors’ qualifying shares and except as set forth in Schedule 4, all outstanding shares of capital stock or other interests of the Significant Subsidiaries are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party except those that would not, individually or in the aggregate, have a Material Adverse Effect.
     (j) Stock Options. With respect to the outstanding stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), (i) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) was designed to so qualify, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the applicable material terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange (the “Exchange”) and any other exchange on which Company securities are traded, and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company in all material respects and disclosed in the Company’s filings with the Commission in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Stock Options prior to, or otherwise improperly coordinating the grant of Stock Options with, the release or other public announcement of material nonpublic information regarding the Company or its subsidiaries or their results of operations or prospects.
     (k) Due Authorization. The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly taken.
     (l) Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
     (m) The Shares. The Shares to be issued and sold by the Company hereunder have been duly authorized and, when issued and delivered and paid for as provided herein, will be duly and validly issued, will be fully paid and nonassessable and will conform in all material respects to the description thereof in the Registration Statement, the Pricing Disclosure Package and the Prospectus; and the issuance of the Shares is not subject to any preemptive or similar rights.
     (n) Acquisition. The Sale and Purchase Agreement, dated January 27, 2009, among the Company, AngloGold Ashanti Australia Limited, AngloGold Ashanti Limited, Saddleback Investments Pty Ltd, Newmont Boddington Pty Ltd, Newmont Australia Limited and BGM Management Company Pty Limited, (the “SPA”) has been duly authorized, executed and delivered by the Company. To the knowledge of the Company, since January 27, 2009, there has not been any “Material Adverse Effect” (as such term is defined in the SPA) that would give any party thereto the right to terminate the SPA.
     (o) No Violation or Default. Neither the Company nor any of the Significant Subsidiaries is in violation of its charter or by-laws or similar organizational documents. Neither the Company nor any of its subsidiaries is (i) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (ii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.
     (p) No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.
     (q) No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement, except for the registration of the Shares under the Securities Act (and, to the extent applicable, the qualification of the Shares under applicable securities laws in the Canadian Jurisdictions) and such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state or other securities laws in connection with the purchase and distribution of the Shares by the Underwriters.
     (r) Legal Proceedings. Except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect; no such investigations, actions, suits or proceedings are, to the knowledge of the Company, threatened or contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act to be described in the Registration Statement, the Pricing Disclosure Package or the Prospectus that are not so described in the Registration Statement, the Pricing Disclosure Package and the Prospectus and (ii) there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement, the Pricing Disclosure Package or the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

     (s) Independent Accountants. PricewaterhouseCoopers LLP, which has certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.
     (t) Title to Real and Personal Property. The Company and its subsidiaries have good title in fee simple (in the case of real property) to, or have valid rights to lease or otherwise use, all items of real and personal property and assets that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) would not, individually or in the aggregate, have a Material Adverse Effect.
     (u) Title to Intellectual Property. The Company and its Significant Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, the “Intellectual Property”) reasonably necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to own or possess such Intellectual Property would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries have not received any notice of infringement, misappropriation or conflict with the asserted rights of others with respect to any Intellectual Property except for notices the content of which if accurate would not, individually or in the aggregate, have a Material Adverse Effect.
     (v) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders or affiliates of the Company or any of its subsidiaries, on the other, that is required by the Securities Act to be described in the Registration Statement and the Prospectus and that is not so described in such documents and in the Pricing Disclosure Package.
     (w) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).
     (x) Taxes. Each of the Company and its subsidiaries has filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof and paid all taxes as shown thereon and all assessments received by it to the extent required to be paid and not being contested in good faith, except where the failure to do so would not have a Material Adverse Effect; and to the Company’s knowledge, except as otherwise disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there is no tax deficiency that has been, or could reasonably be expected to be, asserted in writing against the Company or any of its subsidiaries or any of their respective properties or assets that if ultimately upheld would have a Material Adverse Effect.

     (y) Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, which would, individually or in the aggregate, have a Material Adverse Effect.
     (z) No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not, individually or in the aggregate, have a Material Adverse Effect.
     (aa) Compliance with and Liability under Environmental Laws. Except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, and except for matters that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (i) the Company and its subsidiaries are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees, orders and the common law relating to pollution or the protection of the environment, natural resources or human health or safety, including those relating to the generation, storage, treatment, use, handling, transportation, Release or threat of Release of Hazardous Materials (as defined below) (collectively, “Environmental Laws”); (ii) the Company and its subsidiaries have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; (iii) the Company and its subsidiaries have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice; (iv) neither the Company nor any of its subsidiaries is conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location; (v) neither the Company nor any of its subsidiaries is a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law; (vi) other than as reserved on the Company’s financial statements, there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries; and (vii) (A) there are no proceedings that are pending, or that are known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, and (B) the Company and its subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws.
     (bb) Compliance with ERISA. To the best knowledge of the Company (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its

“Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would reasonably be expected to have any material liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of ERISA and the Code in all material respects, except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect; (ii) no material prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption that could reasonably be expected to result in a material liability to the Company or its subsidiaries; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period); (iv) except as otherwise disclosed in the Registration Statement, Pricing Disclosure Package and the Prospectus, there is no material difference between the fair market value of the assets of each Plan and the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur for which the Company would have liability; (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guarantee Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA); and (vii) to the knowledge of the Company, there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency with respect to any Plan that could reasonably be expected to result in material liability to the Company or its subsidiaries, except, in the case of clause (iv), (v) and (vi) above, where such liability would not, individually or in the aggregate, have a Material Adverse Effect. No material increase in the Company and its subsidiaries’ “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) compared to the amount of such obligations in the Company and its subsidiaries’ most recently completed fiscal year has occurred or is reasonably likely to occur.
     (cc) Disclosure Controls. The Company and its subsidiaries on a consolidated basis maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries on a consolidated basis have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
     (dd) Accounting Controls. The Company and its subsidiaries on a consolidated basis maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Based on the Company’s most recent evaluation of its internal controls over financial reporting pursuant to Rule 13a-15(c) of the Exchange Act, there are no material weaknesses in the Company’s internal controls. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (ee) Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility or are self insured against such losses and risks and in such amounts as are reasonable and consistent with sound business practice.
     (ff) No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
     (gg) Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
     (hh) Compliance with OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not, directly or indirectly, use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

     (ii) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.
     (jj) No Registration Rights. No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Shares.
     (kk) No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.
     (ll) Margin Rules. The application of the proceeds received by the Company from the issuance, sale and delivery of the Shares as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.
     (mm) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement, the Pricing Disclosure Package or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.
     (nn) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.
     (oo) Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.
     (pp) Status under the Securities Act. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or any offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Shares and at the date hereof, the Company was not and is not an “ineligible issuer,” and is a well-known seasoned issuer, in each case as defined in Rule 405 under the Securities Act. The Company has paid the registration fee for this offering pursuant to Rule 456(b)(1) under the Securities Act or will pay such fee within the time period required by such rule and in any event prior to the Closing Date.
     (qq) Status under Canadian Securities Laws. At the time of filing the Canadian Prospectus and any post-effective amendment thereto, the Company is qualified to file a shelf prospectus under the Canadian Securities Administrators’ National Instrument 44-102, Shelf Distributions.

     4. Further Agreements of the Company. The Company covenants and agrees with each Underwriter that:
     (a) Required Filings. The Company will file the final Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430A, 430B or 430C under the Securities Act, will file any Issuer Free Writing Prospectus to the extent required by Rule 433 under the Securities Act; will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Shares; and will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Representatives may reasonably request. The Company will pay the registration fee for this offering within the time period required by Rule 456(b)(1) under the Securities Act and in any event prior to the Closing Date.
     (b) Delivery of Copies. The Company will deliver, without charge, (i) to the Representatives, three signed copies of the Registration Statement as originally filed and each amendment thereto, in each case including all exhibits and consents filed therewith; and (ii) to each Underwriter (A) a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits) and (B) during the Prospectus Delivery Period (as defined below), as many copies of the Prospectus (including all amendments and supplements thereto and documents incorporated by reference therein and each Issuer Free Writing Prospectus) as the Representatives may reasonably request. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters a prospectus relating to the Shares is required by law to be delivered (or required to be delivered but for Rule 172 under the Securities Act) in connection with sales of the Shares by any Underwriter or dealer.
     (c) Amendments or Supplements, Issuer Free Writing Prospectuses. Before preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Prospectus, whether before or after the time that the Registration Statement becomes effective, the Company will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representatives reasonably objects.
     (d) Notice to the Representatives. The Company will advise the Representatives promptly, and confirm such advice in writing, (i) when the Registration Statement has become effective; (ii) when any amendment to the Registration Statement has been filed or becomes effective; (iii) when any supplement to the Prospectus or any Issuer Free Writing Prospectus or any amendment to the Prospectus has been filed; (iv) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (v) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, any of the Pricing Disclosure Package or the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (vi) of the occurrence of any event within the

Prospectus Delivery Period as a result of which the Prospectus, the Pricing Disclosure Package or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Pricing Disclosure Package or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; (vii) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act; and (viii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Shares for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus, any of the Pricing Disclosure Package or the Prospectus or suspending any such qualification of the Shares and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.
     (e) Ongoing Compliance. (1) If during the Prospectus Delivery Period (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters and to such dealers as the Representatives may designate such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which the Pricing Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Pricing Disclosure Package is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Pricing Disclosure Package to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate such amendments or supplements to the Pricing Disclosure Package as may be necessary so that the statements in the Pricing Disclosure Package as so amended or supplemented will not, in the light of the circumstances existing when the Pricing Disclosure Package is delivered to a purchaser, be misleading or so that the Pricing Disclosure Package will comply with law.
     (f) Blue Sky Compliance. The Company will qualify the Shares for offer and sale under the securities or Blue Sky laws of such states in the United States as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Shares; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.
     (g) Earning Statement. The Company will make generally available to its security holders and the Representatives as soon as practicable an earning statement that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement.
     (h) Clear Market. For a period of 90 days after the date of the Prospectus, the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Stock or any securities convertible into or exercisable or exchangeable for Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Stock or such other securities, in cash or otherwise, without the prior written consent of each of the Representatives on behalf of the Underwriters, other than (A) the Shares to be sold hereunder, (B) the 1.25% Convertible Senior Notes due 2014, the 1.625% Convertible Senior Notes due 2017 and the 3.00% Convertible Senior Notes due 2012 to be sold by the Company concurrently herewith pursuant to an Underwriting Agreement, dated the date hereof, between the Company, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein, (C) the grant of options and issuance of shares of Stock to employees or directors by the Company in each case under Company Stock Plans in the ordinary course of business, and (D) any shares of Stock of the Company issued upon the exercise of options granted under Company Stock Plans.
     (i) Use of Proceeds. The Company will apply the net proceeds from the sale of the Shares as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the heading “Use of Proceeds”.
     (j) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Stock.
     (k) Exchange Listing. The Company will use its best efforts to list, subject to notice of issuance, the Shares on the Exchange.
     (l) Reports. So long as the Shares are outstanding, the Company will furnish to the Representatives, as soon as they are available, copies of all reports or other communications (financial or other) furnished generally to holders of the Shares, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system; provided the Company will be deemed to have furnished such reports and financial statements to the Representatives to the extent they are filed on the Commission’s Electronic Data Gathering, Analysis, and Retrieval system.
     (m) Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.
     5. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:
     (a) It has not used, authorized use of, referred to or participated in the planning for use of, and will not use, authorize use of, refer to or participate in the planning for use of, any

“free writing prospectus”, as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) required to be filed with the Commission other than (i) a free writing prospectus that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Prospectus or a previously filed Issuer Free Writing Prospectus, (ii) any Issuer Free Writing Prospectus listed on Annex D or prepared pursuant to Section 3(c) or Section 4(c) above (including any electronic road show), or (iii) any free writing prospectus prepared by such underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”).
     (b) It has not and will not, without the prior written consent of the Company, use any free writing prospectus that contains the final terms of the Shares unless such terms have previously been included in a free writing prospectus filed with the Commission; provided that Underwriters may use a term sheet substantially in the form of Annex E hereto without the consent of the Company; provided further that any Underwriter using such term sheet shall notify the Company, and provide a copy of such term sheet to the Company, prior to the first use of such term sheet.
     (c) It is not subject to any pending proceeding under Section 8A of the Securities Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period).
     6. Conditions of Underwriters’ Obligations. The obligation of each Underwriter to purchase the Underwritten Shares on the Closing Date or the Option Shares on the Additional Closing Date, as the case may be, as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:
     (a) Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose, pursuant to Rule 401(g)(2) or pursuant to Section 8A under the Securities Act shall be pending before or threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Securities Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act) and in accordance with Section 4(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.
     (b) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date or the Additional Closing Date, as the case may be; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or the Additional Closing Date, as the case may be.
     (c) No Downgrade. Subsequent to the earlier of (A) the Applicable Time and (B) the execution and delivery of this Agreement, no downgrading to below an investment grade rating shall have occurred in the rating accorded any debt securities or preferred stock of, or guaranteed by, the Company or any of its subsidiaries that are rated by a “nationally recognized statistical rating organization,” as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act (“NRSRO”). In addition, subsequent to the earlier of (A) the Applicable Time and (B) the execution and delivery of this Agreement, if any NRSRO shall have downgraded the rating accorded any debt securities or preferred stock issued or guaranteed by the Company or any of its subsidiaries to the lowest investment grade rating, such rating organization shall not have publicly announced that it has under surveillance or review its rating of any such debt securities or preferred stock.
     (d) No Material Adverse Change. No event or condition of a type described in Section 3(g) hereof shall have occurred or shall exist, which event or condition is not described in the Pricing Disclosure Package (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Prospectus.
     (e) Officer’s Certificate. The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, a certificate of the chief financial officer or chief accounting officer of the Company and one additional senior executive officer of the Company who is reasonably satisfactory to the Representatives (i) confirming that such officers have reviewed the Registration Statement, the Pricing Disclosure Package and the Prospectus and, to the knowledge of such officers, the representations set forth in Sections 3(b) and 3(d) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date or the Additional Closing Date, as the case may be, and (iii) to the effect set forth in paragraphs (a), (c) and (d) above.
     (f) Comfort Letters. On the date of this Agreement and on the Closing Date or the Additional Closing Date, as the case may be, PricewaterhouseCoopers LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus; provided, that the letter delivered on the Closing Date or the Additional Closing Date, as the case may be, shall use a “cut-off” date no more than three business days prior to such Closing Date or such Additional Closing Date, as the case may be.
     (g) Opinions and 10b-5 Statement of Counsel for the Company. White & Case LLP, counsel for the Company, shall have furnished to the Representatives, at the request of the Company, their written opinion and 10b-5 statement, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Underwriters, substantially in the form and to the effect set forth in Annex A. Blake Rhodes, Vice President and General Counsel of the Company, shall have furnished to the Representatives, at the request of the Company his written opinion, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Underwriters, substantially in the form and to the effect set forth in Annex B. Goodmans LLP, counsel for the Company, shall have furnished to the Representatives, at the request of the Company their written opinion, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Underwriters, substantially in the form and to the effect set forth in Annex C.

     (h) Opinion and 10b-5 Statement of Counsel for the Underwriters. The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, an opinion and 10b-5 statement of Sullivan & Cromwell LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.
     (i) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Shares.
     (j) Good Standing. The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, satisfactory evidence of the good standing of the Company in its jurisdiction of organization and its good standing as a foreign entity in the State of Colorado, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.
     (k) Exchange Listing. The Shares to be delivered on the Closing Date or Additional Closing Date, as the case may be, shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
     (l) Lock-up Agreements. The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and certain officers and directors of the Company relating to sales and certain other dispositions of shares of Stock or certain other securities, delivered to you on or before the date hereof, shall be full force and effect on the Closing Date or Additional Closing Date, as the case may be.
     (m) Additional Documents. On or prior to the Closing Date or the Additional Closing Date, as the case may be, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.
     All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.
     7. Indemnification and Contribution.
     (a) Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the

Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus, any “issuer information” relating to this offering filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any Pricing Disclosure Package (including any Pricing Disclosure Package that has subsequently been amended), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.
     (b) Indemnification of the Company. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred) that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, any Preliminary Prospectus, the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Pricing Disclosure Package, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the following information in the Prospectus furnished on behalf of each Underwriter: the concession figure appearing in the third paragraph under the caption “Underwriting” and the information contained in the tenth and eleventh paragraphs under the caption “Underwriting”.
     (c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
     (d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters on the other, from the offering of the Shares or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Underwriters on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Shares and the total underwriting discounts and commissions received by the Underwriters in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Shares. The relative fault of the Company, on the one hand, and the Underwriters on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters, respectively, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (e) Limitation on Liability. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Shares exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.
     (f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.
     8. Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
     9. Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or, in the case of the Option Shares, prior to the Additional Closing Date (i) trading generally shall have been suspended or materially limited on or by any of the Exchange, or the Nasdaq Stock Market; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Prospectus.
     10. Defaulting Underwriter.
     (a) If, on the Closing Date or the Additional Closing Date, as the case may be, any Underwriter defaults on its obligation to purchase the Shares that it has agreed to purchase hereunder on such date, the Representatives may in their discretion arrange for the purchase of such Shares by themselves, the non-defaulting Underwriters or by other persons reasonably satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the Representatives do not arrange for the purchase of such Shares, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the Representatives to purchase such Shares on such terms. If, within the respective prescribed period, the Representatives shall have arranged for the purchase of such Shares, or the Company shall have arranged for the purchase of such Shares, either the Representatives or the Company may postpone the Closing Date or the Additional Closing Date, as the case may be, for up to five full business days in order to effect any changes that in the opinion of the Company or the Representatives may be necessary in the Registration Statement and the Prospectus or in any other document or arrangement relating to such purpose, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement and the Prospectus that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases Shares that a defaulting Underwriter agreed but failed to purchase.
     (b) If, either (i) after giving effect to any arrangements for the purchase of the Underwritten Shares of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters, the Representatives and the Company as provided in paragraph (a) above, the aggregate number of such Underwritten Shares that remain unpurchased does not exceed one-eleventh of the aggregate number of Underwritten Shares or (ii) after giving effect to any arrangements for the purchase of the Option Shares of a defaulting Underwriter or Underwriter by the non-defaulting underwriters, the Representatives and the Company as provided in paragraph (a) above, the aggregate principal amount of such Option Shares that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all Option Shares to be purchased at the relevant Additional Closing Date, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of Shares or Option Shares, as the case may be, that such Underwriter agreed to purchase hereunder on such date plus such Underwriter’s pro rata share (based on the number of such Shares that such Underwriter agreed to purchase on such date) of such Shares of such defaulting Underwriter or Underwriters for which such arrangements have not been made.
     (c) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate number of Shares that remain unpurchased on the Closing Date or the Additional Closing Date, as the case may be, exceeds one-eleventh of the aggregate amount of Shares to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to any Additional Closing Date, the obligation of the Underwriters to purchase Shares on the Additional Closing Date shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.
     (d) Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company or any non-defaulting Underwriter for damages caused by its default.
     11. Payment of Expenses.
     (a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, sale, execution, issue, packaging and delivery of the Shares and any taxes payable by it in that connection; (ii) the costs incident to the preparation, printing and filing under the Securities Act of the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus, any Pricing Disclosure Package and the Prospectus (including all exhibits, amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Underwriting Agreement; (iv) the fees and expenses of the Company’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification of the Shares under the state or foreign securities or blue sky laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of Blue Sky memoranda related thereto (including the related fees and expenses of counsel for the Underwriters); (vi) the cost of preparing stock certificates; (vii) the costs and charges of any transfer agent and any registrar; (viii) all expenses and application fees incurred in connection with any filing with, and clearance of the offering by, FINRA; (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; and (x) all expenses and application fees related to the listing of the Shares on the Exchange; provided, however, that except as provided in this Section 11, the Underwriters shall pay their own costs and expenses, including without limitation the fees and disbursements of their counsel and any advertising expenses (other than with respect to any road show presentation) connected with any offers they make.
     (b) If the purchase of the Underwritten Shares by the Underwriters is not consummated for any reason permitted under this Agreement other than because of the termination of this Agreement pursuant to clauses (i), (iii) and (iv) of Section 9 hereof, the occurrence of any event specified in Section 10 hereof or the occurrence of any event specified in paragraph (h) of Section 6 hereof, the Company agrees to reimburse the Underwriters for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby, but the Company shall be under no further liability to any Underwriter except as provided in Section 7 hereof.
     12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Shares from any Underwriter shall be deemed to be a successor merely by reason of such purchase.
     13. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Shares and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Underwriters.
     14. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.
     15. Miscellaneous.
     (a) Authority of the Representatives. Any action by the Underwriters hereunder may be taken by the Representatives on behalf of the Underwriters, and any such action taken by the Representatives shall be binding upon the Underwriters.
     (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Representatives c/o Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 (fax: (212) 816-7912), Attention: General Counsel; or J.P. Morgan Securities Inc., 383 Madison Avenue, 4th floor, New York, NY 10179 (fax: (212) 622-8358); Attention Equity Syndicate Desk. Notices to the Company shall be given to it at 6363 South Fiddlers Green Circle, Greenwood Village, Colorado 80111 (fax:(303) 837-5810); Attention: Treasurer.

     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.
     (d) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.
     (e) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.
     (f) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

     If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours, NEWMONT MINING CORPORATION
By:	/s/ Jeffrey K. Reeser
	Name:	Jeffrey K. Reeser
	Title:	Assistant General Counsel and Corporate Secretary

Accepted: January 28, 2009

CITIGROUP GLOBAL MARKETS INC.

For itself and on behalf of the
several Underwriters listed
in Schedule 1 hereto.

By:	/s/ Philip Battaglia
Authorized Signatory

Accepted: January 28, 2009

CITIGROUP GLOBAL MARKETS CANADA INC.

As Sub-Underwriter in Canada

By:	/s/ David A. Carson
Authorized Signatory

Accepted: January 28, 2009

J.P. MORGAN SECURITIES INC.

For itself and on behalf of the
several Underwriters listed
in Schedule 1 hereto.

By:	/s/ Eddy Allegaert
Authorized Signatory

Accepted: January 28, 2009

J.P. MORGAN SECURITIES CANADA INC.

As Sub-Underwriter in Canada

By:	/s/ Adam Howard
Authorized Signatory

Accepted: January 28, 2009

BMO NESBITT BURNS INC.

As Sub-Underwriter in Canada

By:	/s/ Jason Neal
Authorized Signatory

Schedule 1

Underwriter	Number of Shares
Citigroup Global Markets Inc.	12,000,000
J.P. Morgan Securities Inc.	12,000,000
J.P. Morgan Securities Canada Inc.
BMO Capital Markets Corp.	6,000,000
BMO Nesbitt Burns Inc.

Total	30,000,000

Schedule 2
1. An increase in long-term debt to approximately $3.5 billion; and
2. An increase in short term debt outstanding to approximately $172 million.

Schedule 3
Newmont USA Limited, a Delaware corporation
Newmont Mining Corporation of Canada Limited, a Canadian federal corporation
P.T. Newmont Nusa Tengarra, an Indonesian limited liability company
Newmont Australia Limited, an Australian limited liability company
Minera Yanacocha S.R.L, a Peruvian limited liability company

Schedule 4
Capitalization
Minera Yanacocha S.R.L.
     Newmont holds a 51.35% interest in MineraYanacocha S.R.L. (“Yanacocha”) with the remaining interests held by Compañia de Minas Buenaventura, S.A.A. (43.65%) and the International Finance Corporation (5%). %). An agreement among the shareholders provides for certain preemptive rights should a shareholder seek to transfer its ownership interest.
     Pursuant to the terms of a bond offering entered into by Yanacocha, Newmont and Buenaventura collectively must continue to maintain ownership of at least 51% of Yanacocha. If such ownership level is not maintained, the bonds are subject to repayment. The current principal amount of bonds outstanding is $100 million.
P.T. Newmont Nusa Tenggara
     Newmont operates the Batu Hijau mine, a producer of copper/gold concentrates, and has a 45% ownership interest therein, held through a partnership with an affiliate of Sumitomo Corporation. Newmont has a 56.25% interest in the partnership and the Sumitomo affiliate holds the remaining 43.75%. The partnership, in turn, owns 80% of P.T. Newmont Nusa Tenggara (“PTNNT”), the subsidiary that owns the Batu Hijau mine. The remaining 20% interest in PTNNT is held by P.T. Pukuafu Indah (“PTPI”), an unrelated Indonesian company.
     Under the Batu Hijau Contract of Work, beginning in 2005 and continuing through 2010, a portion of PTNNT owned by Newmont/Sumitomo must be offered for sale to the Indonesian government or to Indonesian nationals, equal to the difference between the following percentages and the percentage of shares already owned by the Indonesian government or Indonesian nationals (if such number is positive): 15% by the end of the 2005; 23% by the end of 2006; 30% by the end of 2007; 37% by the end of 2008, 44% by the end of 2009; and 51% by the end of 2010. The price at which such interest must be offered for sale to the Indonesian parties is the highest of the then-current replacement cost, the price at which shares of the project company would be accepted for listing on the Jakarta Stock Exchange, or the fair market value of such interest as a going concern. PTPI currently owns a 20% interest in Batu Hijau, which required the Newmont/Sumitomo partnership to offer a 3% interest in 2006 and an additional 7% interest in 2007. To date, while local governments and other Indonesian companies have expressed an interest in acquiring the shares, no sale transactions have been effected. Pursuant to this provision, it is possible that the ownership interest of the Newmont/Sumitomo partnership in Batu Hijau could be reduced to 49% by the end of 2010.
     The shares of PTNNT held by Newmont through the Newmont/Sumitomo partnership have been pledged as security to the senior lenders who provided financing to develop the Batu Hijau mine. The Newmont/Sumitomo partnership agreement contains provisions on governance and transfers of partnership interests.

Annex A
Form of Opinion of White & Case LLP

Annex B
Form of Opinion of Blake Rhodes, Vice President and General Counsel of the Company

Annex C
Form of Opinion of Goodmans LLP

Annex D
a. Pricing Disclosure Package

Annex E
Pricing Term Sheet

Pricing Term Sheet dated January 28, 2009	Filed pursuant to Rule 433
Registration File No. 333-146720
Supplementing the Preliminary
Prospectus Supplements dated
January 27, 2009 and the
Prospectus dated October15, 2007
Newmont Mining Corporation
Concurrent Offerings of
30 million shares of Common Stock, par value $1.60 per share
(the “Common Stock Offering”)
and
$450 million aggregate principal amount of 3.00% Convertible Senior Notes due 2012
(the “Convertible Notes Offering”)
This free writing prospectus relates only to the concurrent offerings of shares of Common Stock and 3.00% Convertible Senior Notes due 2012 and should be read together with (1) the preliminary prospectus supplement, dated January 27, 2009, relating to the Common Stock Offering, including the documents incorporated therein by reference, (2) the preliminary prospectus supplement, dated January 27, 2009, relating to the Convertible Notes Offering, including the documents incorporated therein by reference, and (3) the related base prospectus, dated October 15, 2007, each filed pursuant to Rule 424(b) under the Securities Act, Registration Statement No. 333-146720.

Issuer:	Newmont Mining Corporation, a Delaware corporation

Common stock symbol:	NEM
Common Stock Offering

Title of Securities:	Common Stock, par value $1.60 per share, of the Issuer.

Shares Issued:	30,000,000 (34,500,000 if the over-allotment option is exercised in full).

Outstanding Common Shares after Offering:	473,062,428 (477,562,428 if the over-allotment option is exercised in full).

Net Proceeds to Issuer after Underwriting Discount:	Approximately $1,075 million (approximately $1,236 million if the over-allotment option is exercised in full).

Last Sale Price of Issuer’s Common Stock on the New York Stock Exchange:	$38.61.

Public Offering Price per Share:	$37.00.

Underwriting Discount per Share:	$1.17.

Aggregate Underwriting Discount:	$35.1 million.

Selling Concession per Share:	$0.70.

Pricing Date:	January 28, 2009.

Trade Date:	January 28, 2009.

Settlement Date:	February 3, 2009.

Joint Book-Running Managers:	Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

Co-Managers:	BMO Capital Markets Corp.

Use of Proceeds:	The Issuer intends to use the net proceeds from this offering and the Convertible Notes Offering (including any proceeds resulting from any exercise by the underwriters of their over-allotment option for either offering) to fund the acquisition from AngloGold Ashanti Australia Limited of the 33.33% interest in the Boddington project in Western Australia that it does not already own, and the additional capital expenditures that will result from its increased ownership in the Boddington project, as well as for general corporate purposes. If the Acquisition is not completed, the issuer intends to use the net proceeds from this offering and the Convertible Notes Offering for general corporate purposes.
Convertible Notes Offering

Title of Securities:	3.00% Convertible Senior Notes due 2012 (the “Notes”).

Aggregate Principal Amount Offered:	$450,000,000.

Over-allotment Option:	$ 67,500,000.

Maturity Date:	February 15, 2012.

Interest:	3.00% per year, accruing from the Settlement Date.

Interest Payment Dates:	Each February 15 and August 15, beginning August 15, 2009.

Record Dates:	Each February 1 and August 1, beginning on August 1, 2009.

Price to Public:	100%.

Net Proceeds to Issuer after Underwriting Discount:	97.5%.

Conversion Premium:	25% of the Public Offering Price Per Share in the Common Stock Offering.

Conversion Price:	Approximately $46.25 per share of Issuer’s common stock, subject to adjustment.

Conversion Rate:	21.6216 shares of Issuer’s common stock per $1,000 principal amount of Notes, subject to adjustment.

CUSIP:	651639 AK2.

Pricing Date:	January 28, 2009.

Trade Date:	January 28, 2009.

Settlement Date:	February 3, 2009.

Joint Book-Running Managers:	Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

Co-Managers:	BMO Capital Markets Corp.

Use of Proceeds:	The Issuer intends to use the net proceeds from this offering and the Common Stock Offering (including any proceeds resulting from any exercise by the underwriters of their over-allotment option for either offering) to fund the acquisition from AngloGold Ashanti Australia Limited of the 33.33% interest in the Boddington project in Western Australia that it does not already own, and the additional capital expenditures that will result from its increased ownership in the Boddington project, as well as for general corporate purposes. If the Acquisition is not completed, the issuer intends to use the net proceeds from this offering and the Common Stock Offering for general corporate purposes.

Adjustment to Conversion Rate Upon Certain Make-Whole Fundamental Changes:	The number of additional shares to be added to the conversion rate with respect to conversions during the make-whole conversion period will be determined by reference to the table below and is based on the effective date of the relevant make-whole fundamental change and the “applicable price” in respect of such make-whole fundamental change.
Stock Price

Effective Date	$37.00	$45.00	$52.50	$60.00	$67.50	$75.00	$82.50	$90.00	$97.50	$105.00	$112.50	$120.00	$127.50	$135.00

February 3, 2009	5.4054	4.1120	2.6430	1.7375	1.1604	0.7823	0.5289	0.3559	0.2360	0.1520	0.0928	0.0512	0.0228	0.0054
February 15, 2010	5.4054	3.6886	2.2006	1.3363	0.8219	0.5088	0.3143	0.1912	0.1119	0.0602	0.0267	0.0065	0.0000	0.0000
February 15, 2011	5.4054	2.9012	1.4270	0.6916	0.3318	0.1572	0.0717	0.0285	0.0060	0.0000	0.0000	0.0000	0.0000	0.0000
February 15, 2012	5.4054	0.6006	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
The exact stock prices and effective dates may not be set forth in the table above, in which case
•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $135.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $37.00 per share (subject to adjustment), no additional shares will be added to the conversion rate. Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion of the notes exceed 27.0270 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth above under “— Conversion rate adjustments.”
If any information contained in this Pricing Term Sheet is inconsistent with information contained in the prospectus, preliminary prospectus supplement relating to the Common Stock Offering or preliminary prospectus supplement relating to the Convertible Notes Offering, the terms of this Pricing Term Sheet shall govern.
The Issuer has filed a registration statement (including a prospectus and the related preliminary prospectus supplements) with the SEC for the offerings to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement, the related preliminary prospectus supplements and other documents the Issuer has filed with the SEC for more complete information about the Issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (718) 765-6732 or from J.P. Morgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 or by telephone at (718) 242-8002.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Exhibit A
FORM OF LOCK-UP AGREEMENT
January [__], 2009
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES INC.
As Representatives of
the several Underwriters
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
and
c/o J.P. Morgan Securities Inc.
277 Park Avenue
New York, NY 10172
Re:      Newmont Mining Corporation — Public Offerings
Ladies and Gentlemen:
     The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Equity Underwriting Agreement”) with Newmont Mining Corporation, a Delaware corporation (the “Company”), providing for the public offering (the “Public Equity Offering”) by the several Underwriters named in Schedule 1 to the Equity Underwriting Agreement of Common Stock, par value $1.60 per share, of the Company (the “Common Stock”), and an Underwriting Agreement (the “Convertible Underwriting Agreement,” together with the Equity Underwriting Agreement, the “Underwriting Agreements”) with the Company, providing for the public offering (the “Public Convertible Offering,” together with the Public Equity Offering, the “Public Offerings”) by the several Underwriters named in Schedule 1 to the Convertible Underwriting Agreement of convertible notes of the Company (the Common Stock and the convertible notes offered pursuant to the Underwriting Agreements, collectively, the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreements.
     In consideration of the Underwriters’ agreement to purchase and make the Public Offerings of the Securities, the undersigned hereby agrees that, without the prior written consent of each of the Representatives on behalf of the Underwriters, the undersigned will not, during the period ending 90 days after the date of the prospectuses relating to the Public Offerings, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, in each case other than (A) transfers of shares of Common Stock (or stock options exercisable for shares of Common Stock) as a bona fide gift or gifts (including, for the avoidance of doubt, charitable donations or gifts) or for estate planning purposes, (B) distributions of shares of Common Stock to partners, members or stockholders of the undersigned, (C) distributions or sales of shares of Common Stock acquired in open market transactions by the undersigned after the completion of the Public Offerings, and (D) sales of shares of Common Stock on behalf of the undersigned by the undersigned’s broker pursuant to a Rule 10b5-1 Trading Plan established prior to the date of this Letter Agreement; provided that in the case of any transfer or distribution pursuant to clause (A) or (B), each donee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any sale, transfer or distribution pursuant to clause (A), (B) or (C), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above).
     In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.
     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
     The undersigned understands that, if the Underwritings Agreement do not become effective, or if the Underwriting Agreements (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreements and proceeding with the Public Offerings in reliance upon this Letter Agreement.
     This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,
By:
Name:
Title: